Exhibit 99.1

5880 Pacific Center Blvd, San Diego, CA 92121	858-373-1600	www.infosonics.com

Contact:
Jeffrey A. Klausner	John Mills or Allyson Pooley
Chief Financial Officer	Integrated Corporate Relations
858-373-1600	310-954-1100
ir@infosonics.com	jmills@icrinc.com / apooley@icrinc.com

INFOSONICS REPORTS FINANCIAL RESULTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006

•      Q3 2006 record net sales of $67.6 million

•      Nine month record net sales of $180.0 million

•      Q3 2006 net income of $677,000 (inclusive of non-cash stock option expense of $133,000)

•      Nine month net income of $2.0 million (inclusive of non-cash stock option expense of $1.4 million, and non-cash income from derivative liability of $0.4 million)

SAN DIEGO, CA, November 9, 2006 – InfoSonics Corporation (NASDAQ: IFON), one of the fastest growing distributors of wireless handsets and accessories serving Latin America and the United States, today announced financial results for the three and nine months ended September 30, 2006.

Quarter ended September 30, 2006

Net sales for the third quarter of 2006 were $67.6 million, a 25% increase, compared with $54.2 million for the third quarter of 2005.  Units shipped in the third quarter of 2006 increased by 55% over the third quarter of 2005, offsetting a 16% decrease in average selling price per unit. The geographic mix of net sales shifted in the third quarter of 2006, compared to the third quarter 2005, as sales in South and Central America increased substantially while U.S. sales declined.  Central and South America represented 97% of net sales in the quarter ended September 30, 2006, compared to 84% in the third quarter of 2005. This increase primarily resulted from the Company’s increased sales and marketing efforts and the general strength in wireless handset sales in both regions.

Gross profit for the third quarter of 2006 was $5.4 million or 8.0% of net sales, an increase of 29%, compared to $4.2 million, or 7.7% of net sales for the third quarter of 2005.  The Company’s gross margins vary from quarter to quarter depending on product and geographic mix.  The increase in the gross margin in the third quarter of 2006 is primarily attributable to the availability and mix of higher margin products.

Operating income from continuing operations was $975,000 or 1.4% of net sales for the third quarter 2006.  In accordance with SFAS 123R, during the quarter the Company incurred

$133,000 of non-cash expense, or 0.2% of net sales, relating to stock options granted previously and in the current quarter compared to no such expense in the same quarter of last year. During the quarter the Company made significant investments in marketing, engineering and product development, primarily attributable to product introduction and launch in Chile and infrastructure build-out in Mexico.  The Company believes the investments are necessary to help build a solid foundation in these regions to support its future growth. Excluding the non-cash stock option expense related to SFAS 123R, non-GAAP operating income from continuing operations was $1.1 million, or 1.6% of net sales, for the third quarter of 2006, compared to $1.2 million, or 2.2% of net sales, in the same quarter of 2005.

Net income for the third quarter 2006, was approximately $677,000 or $0.04 per diluted share, based on 16.3 million diluted weighted-average shares outstanding, compared with $1.2 million, or $0.10 per diluted share, based on 11.9 million diluted weighted-average shares outstanding for the same quarter a year ago.  Excluding the SFAS 123R non-cash stock option expense, the Company had non-GAAP net income of approximately $811,000, or $0.05 per diluted share for the third quarter of 2006.  In 2005, the Company had a gain from discontinued operations of approximately $400,000, or $0.03 per fully diluted share.  Earnings from continued operations in the third quarter of 2005 were approximately $782,000, or $0.07 per fully diluted share.  See GAAP-to-non-GAAP reconciliation below.

“The third quarter was a testament to our ability to grow the business on a consistent and profitable basis while making the necessary investments to ensure our long-term viability,” stated Joseph Ram, InfoSonics’ President and Chief Executive Officer. “InfoSonics is continually solidifying its presence in Latin America, and we are making investments in Mexico and Chile to further these efforts.   In the U.S., we continue to work diligently with our carrier partners to improve our domestic business, and we hope to see meaningful progress next year.”

Mr. Ram continued, “We continue to push forward in our efforts to provide our carrier customers innovative products and solutions, and to that end, we will soon be shipping a new proprietary product under the InfoSonics developed brand, “verykool” which can be viewed at www.verykool.net. During the third quarter, we made further investments in sales, logistics, technical and engineering resources to support opportunities such as the verykool brand which we believe will generate additional value for our shareholders.”

Business Outlook

The Company continues to experience strong growth in its business and expects significant revenue growth year-over-year in the fourth quarter, however it also expects to experience the same seasonality as in the fourth quarter of 2005.

Summary Financial Information

	For the Three Months ended September 30,
	(unaudited)
	2006	2005	Increase
Net Sales	$67,568,847	$54,237,278	25%
Gross Profit	$5,414,778	$4,190,069	29%
Operating Income from Continuing Operations	$975,104	$1,219,909	-20%
Net Income	$677,179	$1,173,693	-42%

Non-GAAP Operating Income from Continuing Operations	$1,108,552	$1,219,909	-9%
Non-GAAP Net Income	$810,627	$1,173,693	-31%

Diluted earnings per share:
Net Income	$0.04	$0.10	-60%
Net Income Non-GAAP	$0.05	$0.10	-50%
Diluted weighted average shares outstanding	16,278,809	11,935,340

Reconciliation of non-GAAP financial measures to the corresponding GAAP financial measures is below.

Nine Months Ended September 30, 2006

Net sales for the nine months ended September 30, 2006 were $180.0 million, a 62% increase, compared with $110.8 million for the nine months ended September 30, 2005.  Units shipped for the nine months ended September 30, 2006 increased by 125% over the same period in 2005, offsetting a 25% decrease in average selling price per unit. The geographic mix of net sales shifted significantly in the first three quarters of 2006 as sales in South and Central America increased substantially, while U.S. sales significantly decreased.   South and Central America represented 96% of net sales in the nine months ended September 30, 2006, compared to 68% in the same period in 2005. This increase primarily resulted from the Company’s increased sales and marketing efforts and general strength in wireless handset sales in both of those regions.

Gross profit for the nine months ended September 30, 2006 was $13.9 million or 7.7% of net sales, a dollar increase of 55%, compared to $9.0 million, or 8.1% of net sales for the same period in 2005.  The Company’s gross margins vary from quarter to quarter depending on product and geographic mix.  The dollar increase in gross profit during the nine months ended September 30, 2006 is primarily due to the 62% increase in net sales. The decline in the gross margin in the nine months ended September 30, 2006 is primarily attributable to a decrease in U.S. sales.

Operating income from continuing operations was $2.4 million, or 1.3% of net sales for the nine months ended September 30, 2006.  In accordance with SFAS 123R, during the nine months ended September 30, 2006, the Company incurred $1.4 million, or 0.8% of net sales, of non-cash expense relating to stock options, compared to no such expense in the same period of last year. Excluding the non-cash stock option expense related to SFAS 123R, non-GAAP operating income from continuing operations increased to $3.7 million, or 2.1% of net sales, for the nine months ended September 30, 2006, from $2.5 million, or 2.2% of net sales, during the same period in the prior year.  The slight decline as a percentage of sales was due to lower gross margins, as well as higher operating expenses.

Net income for the nine months ended September 30, 2006 was $2.0 million, or $0.13 per diluted share based on 15.8 million diluted weighted-average shares outstanding, compared with $1.9 million, or $0.16 per diluted share based on 11.7 million diluted weighted-average shares outstanding in the same period a year ago.  The net income for 2005 includes a gain from discontinued operations of approximately $374,000, or $0.03 per share.  The higher share base in 2006 is due to the private placement of 2.2 million shares which took place in January.

Excluding the SFAS 123R non-cash stock options expense and SFAS 133 change in fair value of derivative liability described below in the GAAP-to-non-GAAP reconciliation in this press release, non-GAAP net income for the nine months ended September 30, 2006 increased 56% to approximately $3.0 million, or $0.19 per diluted share, as compared with approximately $1.9 million, or $0.16 per diluted share for the same period in 2005, which includes a gain from discontinued operations of $374,000, or $0.03 per share.

During the nine months ended September 30, 2006, the Company had income from a one-time non-cash change in fair value of derivative liability (for January 2006 financing related warrants) of $399,000 relating to rules on derivative liabilities under SFAS 133. See GAAP-to-non-GAAP reconciliations below.

Summary Financial Information

	For the Nine Months ended September 30,
	(unaudited)
	2006	2005	Increase
Net Sales	$179,975,494	$110,789,125	62%
Gross Profit	$13,926,298	$8,977,912	55%
Operating Income from Continuing Operations	$2,370,529	$2,460,059	-4%
Net Income	$1,977,864	$1,896,468	4%

Non-GAAP Operating Income from Continuing Operations	$3,747,041	$2,460,059	52%
Non-GAAP Net Income	$2,955,367	$1,896,468	56%

Diluted earnings per share:
Net Income	$0.13	$0.16	-19%
Net Income Non-GAAP	$0.19	$0.16	19%
Diluted weighted average shares outstanding	15,828,263	11,745,586

Reconciliation of Non-GAAP Financial Measures to the Corresponding GAAP Financial Measures for the Three and Nine Months ended September 30, 2006 (unaudited)

The following are selected results excluding the impact of SFAS 123R and SFAS 133:

	Three Months ended 9-30-06				Nine Months ended 9-30-06
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Actual	Adjustment		Results	Actual	Adjustment		Results
Operating income from continuing operations	$975,104	$133,448	(a)	$1,108,552	$2,370,529	$1,376,512	(a)	$3,747,041

		133,448	(a)			1,376,512	(a)
		—				(399,009	)(b)
Net income	$677,179	$133,448		$810,627	$1,977,864	$977,503		$2,955,367
Diluted earnings per share	$0.04	$0.01		$0.05	$0.13	$0.06		$0.19

(a)          Eliminates non-cash stock-option compensation charges under SFAS 123R recorded in the nine months ended September 30, 2006.

(b)         To eliminate non-cash change in fair value of derivative liability under SFAS 133 recorded in the nine months ended September 30, 2006.  This derivative liability was reclassified to equity on February 17, 2006.

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payment,” which requires the cost relating to share-based payment transactions in which an entity exchanges its equity instruments for goods or services from either employees or non-employees to be recognized in the consolidated financial statements as the goods or services are rendered.  The cost is measured at the fair value of the equity instrument issued as it vests.  The Company is no longer permitted to follow the intrinsic value accounting method under previous accounting guidance, which previously resulted in no expense for stock options for which the exercise price was equal to the fair value of the underlying stock on the date of grant.

In June 1998, FASB issued SFAS No. 133, which established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

The Company believes that excluding the impact of SFAS 123R and SFAS 133 from net income provides meaningful supplemental information regarding its financial results for the three and nine months ended September 30, 2006 as compared to the same period in 2005 since the Company’s consolidated financial statements issued prior to January 1, 2006 were not impacted by adopting SFAS 123R or SFAS 133.  The Company also believes that this financial information is useful in assessing the Company’s historical performance and year-over-year growth and when planning, forecasting and analyzing future periods.  The impact of SFAS 123R during the three and nine months ended September 30, 2006 represents the stock option expense related to stock options issued prior to the adoption of SFAS 123R and vested during the three and nine months ended September 30, 2006 and the impact of estimating forfeitures related to nonvested shares.  The impact of SFAS 133 during the nine months ended September 30, 2006 represents the change in fair value of the derivative liability (for the January 2006 financing related warrants).  The warrants were marked to market as of February 17, 2006 and thereafter classified as equity.

Webcast and Conference Call Information

InfoSonics will host a conference call today at 1:30 p.m. PST (4:30 p.m. EST) to discuss the Company’s financial results and achievements and answer participants’ questions.  Representing InfoSonics will be Joseph Ram, the Company’s President and Chief Executive Officer, and Jeff Klausner, the Company’s Chief Financial Officer. Investors interested in participating in the call can dial 866-356-3377 from the U.S. and enter passcode 95733652. International callers can dial 617-597-5392. There will also be a simultaneous webcast available at www.infosonics.com . A digital replay will be available by telephone for two weeks and may be accessed by dialing 888-286-8010 from the U.S., or 617-801-6888 for international callers, and entering passcode 78190614.

About InfoSonics Corporation

InfoSonics is one of the fastest growing distributors of wireless handsets and accessories serving Latin America and the United States. For the wireless telecommunications industry, InfoSonics provides flexible and cost effective solutions, including purchasing, marketing, selling, warehousing, order assembly, programming, packing, shipping, and delivery. InfoSonics supports manufacturers in moving their products to agents, resellers, distributors, independent dealers, retailers and wireless network operators in the U.S. and Latin America. For additional information, please visit www.infosonics.com.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this report that are forward-looking statements, including without limitation to statements about future revenues, sales levels, operating income and margins, wireless handset sales, stock-based compensation expense, gain (loss) in value of derivatives, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on InfoSonics’ business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) inability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations; (4) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services; (5) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (6) significant changes in supplier terms and relationships; (7) termination of a supply or services agreement with a major supplier or product supply shortages; (8) continued consolidation in the wireless handset carrier market; (9) extended general economic downturn; (10) loss of business from one or more significant customers; (11) customer and geographical accounts receivable concentration risk; (12) rapid product improvement and technological change resulting in inventory obsolescence; (13) future terrorist or military actions; (14) the loss of a key executive officer or other key employees; (15) changes in consumer demand for multimedia wireless handset products and features; (16) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (17) future periodic assessments required by current or new accounting standards such as those relating to long-lived assets, goodwill and other intangible assets and expensing of stock options and valuing gain or loss on fair value of derivatives may result in additional non-cash income or expenses; (18) seasonal buying patterns; (19) dependency on Latin American sales; and (20) uncertain political and economic conditions internationally; (21) the impact, if any, of changes in EITF 00-19 or SFAS 133 guidance as it relates to warrants and registration rights; and (22) the resolution of any litigation against the company.  Our actual results could differ materially from those anticipated in our forward looking statements.

InfoSonics has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on InfoSonics’ results of operations and financial condition. However, no assurances can be given that InfoSonics will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning InfoSonics, reference is made to Item 1A Risk Factors of InfoSonics’ Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q, as amended, for the quarter ended June 30, 2006; other risks or uncertainties may be detailed from time to time in InfoSonics’ future SEC filings. InfoSonics does not intend to update any forward-looking statements.

(Financial tables follow)

InfoSonics Corporation and Subsidiaries

Consolidated Balance Sheets

	September 30 2006	December 31 2005
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$16,195,030	$7,712,915
Trade accounts receivable, net of allowance for doubtful accounts of $904,552 (unaudited) and $552,993	44,527,077	19,962,630
Inventory, net of reserves of $176,798 (unaudited) and $249,476	5,178,079	5,612,343
Prepaid inventory	5,823,217	1,680,086
Prepaid expenses	350,353	231,400
Prepaid taxes	555,499	246,796
Net assets of discontinued operations	4,210	18,931
Deferred tax assets - current	552,000	550,000
Total current assets	73,185,465	36,015,101

Property and equipment, net	637,866	426,917
Intangible assets	504,000	504,000
Deferred tax assets – non-current	—	—
Other assets	137,474	90,791
Total assets	$74,464,805	$37,036,809

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Line of credit	$20,890,100	$10,000,000
Accounts payable	15,545,038	5,986,890
Accrued expenses	1,784,271	2,983,880
Income taxes payable	95,850	—
Total current liabilities	38,315,259	18,970,770

Deferred tax liability – non-current	26,000	22,207
Total liabilities	38,341,259	18,992,977

Stockholders’ equity
Preferred stock, $0.001 par value 10,000,000 shares authorized, 0 and 0 shares issued and outstanding	—	—
Common stock, $0.001 par value 40,000,000 shares authorized, 14,064,068 and 11,252,844 shares issued and outstanding	14,064	11,252
Additional paid-in capital	29,527,750	13,421,311
Retained earnings	6,581,732	4,611,269

Total stockholders’ equity	36,123,546	18,043,832
Total liabilities and stockholders’ equity	$74,464,805	$37,036,809

InfoSonics Corporation and Subsidiaries

Consolidated Statements of Income

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005

Net sales	$67,568,847	$54,237,278	$179,975,494	$110,789,125
Cost of sales	62,154,069	50,047,209	166,049,196	101,811,213

Gross profit	5,414,778	4,190,069	13,926,298	8,977,912
Operating expenses	4,439,674	2,970,160	11,555,769	6,517,853

Operating income from continuing operations	975,104	1,219,909	2,370,529	2,460,059

Other income (expense)
Change in fair value of derivative liability	—	—	399,009	—
Interest income (expense)	47,189	(147,301)	(152,368)	(233,277)

Income from continuing operations before provision for income taxes	1,022,293	1,072,608	2,617,170	2,226,782
Provision for income taxes	345,074	290,478	638,614	704,793

Income from continuing operations	677,219	782,130	1,978,556	1,521,989
Gain (loss) from discontinued operations, net of tax	(40)	391,563	(692)	374,479

Net income	$677,179	$1,173,693	$1,977,864	$1,896,468

Basic earnings per share
From continuing operations	$0.05	$0.07	$0.15	$0.14
From discontinued operations	$(0.00)	$0.04	$(0.00)	$0.04
Net Income	$0.05	$0.11	$0.15	$0.18
Diluted earnings per share
From continuing operations	$0.04	$0.07	$0.13	$0.13
From discontinued operations	$(0.00)	$0.03	$(0.00)	$0.03
Net Income	$0.04	$0.10	$0.13	$0.16

Basic weighted-average number of common shares outstanding	13,989,980	10,664,000	13,494,168	10,664,000

Diluted weighted-average number of common shares outstanding	16,278,809	11,935,340	15,828,263	11,745,586

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